loanDepot announces third quarter 2022 financial results

Decreased net loss by 39% on expense reduction; increased cash balances by 20% to $1.14 billion
•Lower market volumes and the exit of wholesale channel fueled revenue decrease of $34.4 million, or 11%.
•Reduced total expenses by $125.5 million, or 22%, from second quarter primarily driven by right-sizing staffing levels, reduced marketing spend, and lower third-party costs.
•Company expects to achieve Vision 2025 annualized expense savings target of $400 million by year-end 2022.
•Net loss reduced 38.6% to $137.5 million in third quarter from second quarter, driven by expense reductions which more than offset lower revenues.
•Company increased already strong cash balance to $1.14 billion at end of third quarter.
•Substantially completed transition of servicing portfolio to in-house platform, improving customer experience and increasing cross-sell opportunities.
•Roll-out of digital HELOC solution commenced, providing customers fast, easy way to access cash from their home equity.

FOOTHILL RANCH, Calif., November 8, 2022 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), today announced results for the third quarter ended September 30, 2022.

“loanDepot made significant progress on our previously announced goals for Vision 2025, including right-sizing the company for current and expected market conditions, launching our digital HELOC solution, and significantly enhancing our liquidity position,” said President and Chief Executive Officer Frank Martell. “We aggressively reduced our costs, exited the wholesale channel, and narrowed our losses during the third quarter in line with our previously announced targets. We are firmly on pace to meet our expense reduction goal of an annualized $400 million for the second half of 2022, and at the same time, we have substantially increased our cash position. Looking ahead, we have built our expense reduction plan to size the company appropriately for a mortgage market that we believe will total approximately $1.5 trillion in 2023.

“We are excited about the launch of our digital HELOC, which we expect will be a meaningful contributor to revenues in 2023. This unique digital solution has been launched in several markets and provides our customers with an attractive option to access their home equity. With the value of home equity at an all-time high, many homeowners would greatly benefit from an easy and fast way to access cash while preserving their historically low interest rate first mortgage. Our HELOC launch is an important step in advancing our goal of adding more products and services that will benefit our customers, diversify our revenues, and generate profitable growth.

“As we look toward 2023, with a consistent track record of delivering on Vision 2025 strategy, we believe we are well positioned to navigate what is likely a challenging mortgage market. We will continue to focus on driving higher revenues while delivering outstanding quality and service levels, and returning to sustained profitability as we implement Vision 2025 and as the mortgage market resets.”

Third Quarter Highlights:

Financial Summary

	Three Months Ended			Nine Months Ended
($ in thousands except per share data) (Unaudited)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Rate lock volume	$12,032,026	$19,596,763	$43,673,515	$61,620,241	$131,502,157
Pull through weighted lock volume(1)	8,755,082	12,412,894	30,354,123	40,968,021	93,603,559
Loan origination volume	9,849,927	15,995,055	31,985,805	47,395,713	107,959,122
Gain on sale margin(2)	1.80%	1.16%	2.84%	1.66%	2.71%
Pull through weighted gain on sale margin(3)	2.03%	1.50%	2.99%	1.92%	3.13%
Financial Results
Total revenue	$274,192	$308,639	$923,756	$1,086,141	$3,019,678
Total expense	435,125	560,657	744,771	1,602,038	2,364,054
Net (loss) income	(137,482)	(223,822)	154,277	(452,623)	608,414
Diluted (loss) earnings per share	$(0.37)	$(0.66)	$0.40	$(1.29)	$0.82
Non-GAAP Financial Measures(4)
Adjusted total revenue	$249,663	$273,273	$948,770	$1,027,540	$3,015,540
Adjusted net (loss) income	(116,846)	(168,863)	147,533	(367,101)	524,564
Adjusted (LBITDA) EBITDA	(114,133)	(191,510)	238,261	(380,049)	805,622
Adjusted diluted (loss) earnings per share(5)	N/A	N/A	N/A	N/A	N/A
(1)Pull through weighted rate lock volume is the unpaid principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.
(5)Omitted adjusted diluted (loss) earnings per share measures that included the impact of assumed exchange of shares to the extent the exchange was antidilutive.

Vision 2025
Our Vision 2025 plan is designed to address current and anticipated mortgage market conditions and position loanDepot for sustainable long-term value creation. Building on the foundation of our strong balance sheet and liquidity, we have achieved the following since the announcement of Vision 2025:
•In partnership with National HomeCorp., a Georgia-based homebuilder specializing in affordable single-family homes, we formed NHC Mortgage, a new joint venture partnership advancing our goal of purpose-driven lending and providing credit to underserved communities.
•Substantially completed the transition of our servicing portfolio to our in-house platform.
•Recently began the phased national roll out of our digital HELOC.
•Added Joseph Grassi as our Chief Risk Officer and Gregory Smallwood as our Chief Legal Officer enabling the Company to increase the effectiveness of our quality and compliance initiatives.

•Achieved quarterly non-volume related expense reductions of $68.9 million from the second quarter, an annualized impact of $275.5 million.
•Reduced quarterly volume related expenses, consisting of commissions and direct origination expenses, by $56.6 million from the second quarter.
•Incurred expenses related to the Vision 2025 plan during the quarter of $37.2 million, including $20.8 million of lease and other asset impairments, $9.4 million of personnel related expenses, and $7.0 million of professional services fees. Second quarter Vision 2025 expenses totaled $54.6 million.

Operational Results
•Pull through weighted lock volume of $8.8 billion for the three months ended September 30, 2022, resulted in quarterly total revenue of $274.2 million, a decrease of $34.4 million, or 11%, from the second quarter of 2022 due to higher interest rates reducing borrower demand.
•Loan origination volume for the third quarter of 2022 was $9.8 billion, a decrease of $6.1 billion or 38% from the second quarter of 2022.
•Gain on origination and sales of loans, net increased from the second quarter of 2022 due primarily to a reduction in loan loss provision somewhat offset by lower pull through weighted lock volume.
•Purchase volume increased to 70% of total loans during the third quarter, up from 59% of total loans during the second quarter of 2022 and 34% of total loans during the third quarter of 2021, reflecting our progress in executing a purpose-driven lending strategy of assisting our customers in buying a home.
•For the twelve months ended September 30, 2022, our preliminary organic refinance consumer direct recapture rate1 remained strong at 71%. This highlights the efficacy of our marketing efforts, the strength of our customer relationships, and the value of our servicing portfolio for additional revenue opportunities.
•Net loss for the third quarter of 2022 of $137.5 million as compared to net loss of $223.8 million in the second quarter of 2022. Net loss decreased quarter over quarter primarily due to a decrease in total expenses offset somewhat by lower revenues due to lower rate lock volume.
•Adjusted LBITDA for the third quarter of 2022 was $114.1 million as compared to adjusted LBITDA of $191.5 million for the second quarter of 2022. Adjusted (LBITDA) EBITDA excludes the impact of fair value changes of our mortgage servicing rights, net of hedging results, impairment charges, and other operating expenses.

Our outlook for the fourth quarter of 2022 is
•Origination volume of between $4 billion and $7 billion.
•Pull-through weighted rate lock volume of between $3 billion and $6 billion.
•Pull-through weighted gain on sale margin of between 210 basis points and 270 basis points.

Strategic Channel Overview
Our purpose driven origination strategy ensures we can serve customers in the way they want to be served, with the right mortgage professional, with the right product, at the right price, and at the right time. Complementing our origination strategy is our servicing portfolio, which ensures we can serve the customer through their entire homeownership journey.

1 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

Retail Channel

	Three Months Ended			Nine Months Ended
($ in thousands) (Unaudited)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Volume data:
Rate locks	$8,709,388	$12,584,274	$35,924,760	$43,142,881	$106,924,605
Loan originations	6,331,564	10,877,875	24,938,035	33,688,829	86,247,597
Gain on sale margin	2.34%	1.03%	3.28%	1.87%	3.02%

Partner Channel

	Three Months Ended			Nine Months Ended
($ in thousands) (Unaudited)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Volume data:
Rate locks	$3,322,638	$7,012,489	$7,748,755	$18,477,360	$24,577,552
Loan originations	3,518,363	5,117,180	7,047,770	13,706,884	21,711,525
Gain on sale margin	0.84%	1.45%	1.24%	1.15%	1.49%

Our Partner Channel originates loans through our network of approved mortgage brokers, as well as a series of exclusive joint ventures with some of the nation’s largest homebuilders and depositories, who market our broad spectrum of products utilizing our innovative mello® technology platform to efficiently underwrite, process and fund mortgage loans, while delivering an exceptional customer experience.

The decrease in volume in our Partner Channel since the second quarter of 2022 primarily reflects our decision to exit the wholesale origination business. The decrease in the Partner Channel’s gain on sale margin also reflects our exit of the wholesale origination business as new fallout adjusted interest rate locks from that business decreased significantly during the quarter.

Servicing

	Three Months Ended			Nine Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Due to changes in valuation inputs or assumptions	$75,366	$98,795	$(3,461)	$373,158	$98,295
Due to collection/realization of cash flows	(49,519)	(66,380)	(99,230)	(193,022)	(323,107)
Realized losses on sales of servicing rights	(13,489)	(2,493)	(14,218)	(5,949)	(8,224)
Net loss from derivatives hedging servicing rights	(50,837)	(63,429)	(21,553)	(314,557)	(94,158)
Changes in fair value of servicing rights, net	$(38,479)	$(33,507)	$(138,462)	$(140,370)	$(327,194)

Servicing fee income	$113,544	$117,326	$102,429	$341,929	$279,738

	Three Months Ended			Nine Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Balance at beginning of period	$2,204,593	$2,078,187	$1,776,395	$1,999,402	$1,124,302
Additions	124,244	180,455	345,882	574,459	1,302,884
Sales proceeds, net	(341,415)	(86,464)	(182,892)	(740,728)	(365,680)
Changes in fair value:
Due to changes in valuation inputs or assumptions	75,366	98,795	(3,461)	373,158	98,295
Due to collection/realization of cash flows	(49,519)	(66,380)	(99,230)	(193,022)	(323,107)
Balance at end of period (1)	$2,013,269	$2,204,593	$1,836,694	$2,013,269	$1,836,694
(1)Balances are net of $16.8 million, $9.1 million, and $4.8 million of servicing rights liability as of September 30, 2022, June 30, 2022, and September 30, 2021, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep-22 vs Jun-22	Sep-22 vs Sep-21

Servicing portfolio (unpaid principal balance)	$139,709,633	$155,217,012	$145,305,182	(10.0)%	(3.9)%

Total servicing portfolio (units)	463,471	507,231	469,019	(8.6)	(1.2)

60+ days delinquent ($)	$1,365,774	$1,511,871	$1,679,691	(9.7)	(18.7)
60+ days delinquent (%)	1.0%	1.0%	1.2%

Servicing rights, net to UPB	1.4%	1.4%	1.3%

The decrease in unpaid principal balance of our servicing portfolio was driven primarily by sales of $18.6 billion of unpaid principal balance during the quarter.

As of September 30, 2022, approximately 0.2%, or $319.5 million, of our servicing portfolio was in active forbearance. This represents an aggregate decrease from 0.4%, or $587.8 million as of June 30, 2022.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep-22 vs Jun-22	Sep-22 vs Sep-21
Cash and cash equivalents	$1,143,948	$954,930	$506,608	19.8%	125.8%
Loans held for sale, at fair value	2,692,820	4,656,338	8,873,736	(42.2)	(69.7)

Servicing rights, at fair value	2,030,026	2,213,700	1,841,512	(8.3)	10.2
Total assets	7,378,536	9,195,187	12,749,278	(19.8)	(42.1)
Warehouse and other lines of credit	2,529,436	4,265,343	8,212,142	(40.7)	(69.2)
Total liabilities	6,300,039	7,981,324	11,091,114	(21.1)	(43.2)
Total equity	1,078,497	1,213,863	1,658,164	(11.2)	(35.0)

The increase in cash and cash equivalents from June 30, 2022, included the proceeds from MSR sales and loans sold in excess of loans originated during the quarter. A decrease in loans held for sale at September 30, 2022, resulted in a corresponding decrease in the balance on our warehouse lines of credit. Total funding capacity with our lending partners decreased to $5.7 billion at September 30, 2022 from $9.9 billion at June 30, 2022. The decrease of $4.2 billion was primarily due to our decision to reduce our borrowing capacity, reflecting lower volume expectations. Available borrowing capacity was $3.1 billion at September 30, 2022.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
REVENUES:
Interest income	$51,202	$62,722	$71,020	$166,888	$187,625
Interest expense	(41,408)	(39,923)	(56,785)	(121,220)	(165,130)
Net interest income	9,794	22,799	14,235	45,668	22,495

Gain on origination and sale of loans, net	156,300	146,562	821,275	665,993	2,647,328
Origination income, net	21,268	39,108	86,601	119,449	280,824
Servicing fee income	113,544	117,326	102,429	341,929	279,738
Change in fair value of servicing rights, net	(38,479)	(33,507)	(138,462)	(140,370)	(327,194)
Other income	11,765	16,351	37,678	53,472	116,487
Total net revenues	274,192	308,639	923,756	1,086,141	3,019,678

EXPENSES:
Personnel expense	218,819	296,569	449,152	861,382	1,523,012
Marketing and advertising expense	42,940	60,837	131,971	205,289	355,730
Direct origination expense	19,463	33,996	49,559	106,616	146,553
General and administrative expense	83,412	63,927	50,013	197,089	149,984
Occupancy expense	9,889	9,388	9,686	28,673	28,956
Depreciation and amortization	10,243	11,323	8,688	32,110	25,827
Servicing expense	14,221	10,741	22,879	46,472	76,731
Other interest expense	36,138	33,140	22,823	83,671	57,261
Goodwill impairment	—	40,736	—	40,736	—
Total expenses	435,125	560,657	744,771	1,602,038	2,364,054

(Loss) income before income taxes	(160,933)	(252,018)	178,985	(515,897)	655,624
Income tax (benefit) expense	(23,451)	(28,196)	24,708	(63,274)	47,210
Net (loss) income	(137,482)	(223,822)	154,277	(452,623)	608,414
Net (loss) income attributable to noncontrolling interests	(77,401)	(122,894)	102,802	(256,873)	503,503
Net (loss) income attributable to loanDepot, Inc.	$(60,081)	$(100,928)	$51,475	$(195,750)	$104,911

Basic (loss) earnings per share	$(0.37)	$(0.66)	$0.40	$(1.29)	$0.82
Diluted (loss) earnings per share	$(0.37)	$(0.66)	$0.40	$(1.29)	$0.82

Consolidated Balance Sheets

($ in thousands)	Sep 30, 2022	Jun 30, 2022	Dec 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,143,948	$954,930	$419,571
Restricted cash	160,926	194,645	201,025
Accounts receivable, net	108,253	91,766	56,183
Loans held for sale, at fair value	2,692,820	4,656,338	8,136,817
Derivative assets, at fair value	316,647	153,607	194,665
Servicing rights, at fair value	2,030,026	2,213,700	2,006,712
Trading securities, at fair value	97,210	105,308	72,874
Property and equipment, net	98,944	111,443	104,262
Operating lease right-of-use asset	39,480	48,443	55,646
Prepaid expenses and other assets	115,452	140,145	140,315
Loans eligible for repurchase	554,892	506,454	363,373
Investments in joint ventures	19,938	18,408	18,553
Goodwill and other intangible assets, net	—	—	42,317
Total assets	$7,378,536	$9,195,187	$11,812,313

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$2,529,436	$4,265,343	$7,457,199
Accounts payable and accrued expenses	716,048	643,144	624,444
Derivative liabilities, at fair value	149,837	72,758	37,797
Liability for loans eligible for repurchase	554,892	506,454	363,373
Operating lease liability	66,122	66,485	71,932
Debt obligations, net	2,283,704	2,427,140	1,628,208
Total liabilities	6,300,039	7,981,324	10,182,953
EQUITY:
Total equity	1,078,497	1,213,863	1,629,360
Total liabilities and equity	$7,378,536	$9,195,187	$11,812,313

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021
Loan origination volume by type:
Conventional conforming	$6,002,765	$10,392,730	$23,621,149
FHA/VA/USDA	3,038,467	3,658,309	4,784,112
Jumbo	571,509	1,595,843	3,049,321
Other	237,186	348,173	531,223
Total	$9,849,927	$15,995,055	$31,985,805

Loan origination volume by channel:
Retail	$6,331,564	$10,877,875	$24,938,035
Partnership	3,518,363	5,117,180	7,047,770
Total	$9,849,927	$15,995,055	$31,985,805

Loan origination volume by purpose:
Purchase	$6,938,408	$9,500,164	$11,008,399
Refinance	2,911,519	6,494,891	20,977,406
Total	$9,849,927	$15,995,055	$31,985,805

Loans sold:
Servicing retained	$6,604,979	$10,568,649	$26,520,547
Servicing released	5,132,350	7,342,889	5,672,551
Total	$11,737,329	$17,911,538	$32,193,098

Loan origination margins:
Gain on sale margin	1.80%	1.16%	2.84%

Third Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing (888) 440-6385 using conference ID number 2021948. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event, or can be accessed by dialing (800) 770-2030 following the conclusion of the event through December 8, 2022.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), the amortization of intangibles, and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA). We exclude from each of these non-GAAP financial measures the change in fair value of MSRs and related hedging gains and losses as they add volatility and are not indicative of the Company’s operating performance or results of operation. We also exclude stock compensation expense, which is a non-cash expense, management fees, IPO expenses, gains or losses on extinguishment of debt and disposal of fixed assets, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Total net revenue	$274,192	$308,639	$923,756	$1,086,141	$3,019,678
Change in fair value of servicing rights, net of hedging gains and losses(1)	(24,529)	(35,366)	25,014	(58,601)	(4,138)
Adjusted total revenue	$249,663	$273,273	$948,770	$1,027,540	$3,015,540
(1)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Net (loss) income attributable to loanDepot, Inc.	$(60,081)	$(100,928)	$51,475	$(195,750)	$104,911
Net (loss) income from the pro forma conversion of Class C common shares to Class A common shares (1)	(77,401)	(122,894)	102,802	(256,873)	503,503
Net (loss) income	(137,482)	(223,822)	154,277	(452,623)	608,414
Adjustments to the provision for income taxes(2)	20,124	31,952	(27,171)	66,787	(133,076)
Tax-effected net (loss) income	(117,358)	(191,870)	127,106	(385,836)	475,338
Change in fair value of servicing rights, net of hedging gains and losses(3)	(24,529)	(35,366)	25,014	(58,601)	(4,138)
Change in fair value - contingent consideration	—	—	(77)	—	(77)
Stock compensation expense and management fees	4,773	4,712	2,882	11,794	65,084
IPO expenses	—	—	(54)	—	6,041
Loss on disposal of fixed assets	11,026	—	—	11,026	—
Gain on extinguishment of debt	—	—	—	(10,528)	—
Goodwill impairment	—	40,736	—	40,736	—
Other impairment	9,149	5,963	—	15,112	—
Tax effect of adjustments(4)	93	6,962	(7,338)	9,196	(17,684)
Adjusted net (loss) income	$(116,846)	$(168,863)	$147,533	$(367,101)	$524,564

(1)Reflects net income (loss) to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax (benefit) reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.00%	5.00%	5.43%	5.00%	5.43%
Effective income tax rate	26.00%	26.00%	26.43%	26.00%	26.43%
(3)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(4)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Net (loss) income attributable to loanDepot, Inc.	$(60,081)	$(100,928)	$51,475	$(195,750)	$104,911
Adjusted net (loss) income	(116,846)	(168,863)	147,533	(367,101)	524,564
Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	162,464,369	153,822,380	130,297,565	151,803,928	127,941,331
Assumed pro forma conversion of weighted average Class C shares to Class A common stock (1)	156,677,534	165,281,304	191,579,524	167,796,888	195,111,599
Adjusted diluted weighted average shares outstanding	319,141,903	319,103,684	321,877,089	319,600,816	323,052,930

Diluted (loss) earnings per share	$(0.37)	$(0.66)	$0.40	$(1.29)	$0.82
Adjusted diluted (loss) earnings per share(2)	N/A	N/A	N/A	N/A	N/A
(1)Reflects the assumed pro forma conversion of all outstanding shares of Class C common stock to Class A common stock.
(2)Omitted adjusted diluted (loss) earnings per share measures that included the impact of the assumed exchange of shares to the extent the exchange was antidilutive.

Reconciliation of Net (Loss) Income to Adjusted (LBITDA) EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Net (Loss) Income	$(137,482)	$(223,822)	$154,277	$(452,623)	$608,414
Interest expense - non-funding debt (1)	36,138	33,140	22,823	83,671	57,261
Income tax (benefit) expense	(23,451)	(28,196)	24,708	(63,274)	47,210
Depreciation and amortization	10,243	11,323	8,688	32,110	25,827
Change in fair value of servicing rights, net of hedging gains and losses(2)	(24,529)	(35,366)	25,014	(58,601)	(4,138)
Change in fair value - contingent consideration	—	—	(77)	—	(77)
Stock compensation expense and management fees	4,773	4,712	2,882	11,794	65,084
IPO expense	—	—	(54)	—	6,041
Loss on disposal of fixed assets	11,026	—	—	11,026	—
Goodwill impairment	—	40,736	—	40,736	—
Other impairment	9,149	5,963	—	15,112	—
Adjusted (LBITDA) EBITDA	$(114,133)	$(191,510)	$238,261	$(380,049)	$805,622
(1)Represents other interest expense, which includes gain on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statement of operations.
(2)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its business strategies, including the Vision 2025 plan, our digital HELOC product, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," “project,” or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q , which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the nation's largest non-bank retail mortgage lenders, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR